Exhibit 99.1

Dietrich and ClarkWestern to Form Joint Venture

Worthington to acquire service center assets of MISA Metals, Inc.

COLUMBUS, Ohio--(BUSINESS WIRE)--February 22, 2011--Worthington Industries, Inc. (NYSE: WOR) announced today that it has reached an agreement in principle with Marubeni-Itochu Steel America Inc. (MISA) to combine Dietrich Metal Framing and ClarkWestern Building Systems in a newly-formed joint venture. In the transaction, MISA will acquire a 75% interest of the joint venture, and Worthington will acquire a 25% interest. As part of the exchange, Worthington will also acquire the assets of the non-automotive service center business of MISA Metals, Inc. (MMI) consisting of three steel processing facilities located in Ohio and Tennessee. Both parties anticipate the deal will be signed by the end of the month.

“We are making two businesses stronger by combining them in a joint venture,” John McConnell, Chairman and CEO of Worthington Industries said. “The economic downturn has been particularly difficult for the construction industry and by creating the joint venture, we best position them to be profitable now, and for success when the market begins to recover.” McConnell added, “We are also pleased that a large number of our current employees will have an opportunity to work for the joint venture.”

“The joint venture will provide our customers access to a broad product line, high-performing equipment and excellent customer service,” said Bill Courtney, President of ClarkWestern Building Systems Inc. “Our combined technical expertise has the potential to benefit our customers through improved efficiency, innovative products and strong leadership. We are excited about the opportunities we can offer by having a broad distribution capability supported by our combined well-respected workforce.”

The exchange of assets is being structured as a cashless transaction with the exception of working capital adjustments and other transition payments. The metal framing joint venture will be led by the ClarkWestern Building Systems' leadership team and will combine the best of Dietrich and ClarkWestern Building Systems. Consolidation decisions will focus on maximizing geographic coverage and customer service while achieving low cost production. The joint venture anticipates operating 13 manufacturing facilities across the country, providing the industry’s broadest line of metal framing studs and accessories. Seven of Dietrich’s 13 facilities will be retained by Worthington and permanently closed following a brief transition period. One ClarkWestern Building Systems facility will also be closed.

The Dietrich facilities anticipated to be closed include: Colton and Stockton, Calif.; Denver, Colo.; Hammond, Ind.; Baltimore, Md.; Boonton, N.J.; and Hutchins, Texas. Dietrich facilities that will remain open include: McDonough, Ga.; Kapolei, Hawaii; Lenexa, Kan.; two Warren, Ohio facilities; and Baytown, Texas.

The MMI acquisition will provide Worthington Steel with new equipment and process tons as well as a Tennessee location to serve the important Southern region. Worthington anticipates closing the majority of Middletown, Ohio and the Lawrenceburg, Tenn. facilities and moving selected equipment to existing facilities. MMI’s Vonore, Tenn. location will become a Worthington Steel location.

About ClarkWestern Building Systems

ClarkWestern Building Systems manufactures a full line of drywall studs and accessories, structural studs and joists, metal lath and accessories, and shaft wall studs and track. Quality manufacturing, a full-line inventory offering, engineering services, and responsive customer service all combine to make ClarkWestern Building Systems one of the largest and fastest growing manufacturers of light gauge steel framing in the United States.

About Marubeni-Itochu Steel America Inc. (MISA)

MISA is a fully integrated network of metal processing and manufacturing facilities and sales and service offices strategically located in the United States, Canada and Mexico. Founded in 2001, the company is a recognized industry leader in all aspects of supply chain management and processed metals for the automotive, construction and other major industries.

MISA is a wholly owned subsidiary of Marubeni-Itochu Steel Inc. and is the subsidiary responsible for international trade, processing and manufacturing operations in the Americas. Marubeni-Itochu Steel Inc. is a global leader in metal trading, processing and manufacturing with revenue of $15.1 billion in fiscal year 2009. Marubeni-Itochu Steel Inc. employs approximately 7,800 people and operates 45 offices in 23 countries worldwide.

About Worthington Industries

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial tanks, camping cylinders, alternative fuel storage, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, and laser welded Worthington Industries blanks. Worthington employs approximately 6,500 people and operates 67 facilities in 11 countries.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the formation of the joint venture and its expected strength, profitability, operations, benefits and opportunities, facilities expected to be operated and closed, and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation: failure to reach definitive agreements; difficulties in integrating the businesses and achieving cost savings, and other expected benefits in the joint venture; demand, pricing, competition, and overall economic and business conditions in the construction industry, and those risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com